Exhibit 4.16

Summary Translation

Strategic Cooperation Framework Agreement between Dongguan Jiasheng Enterprise Co., Ltd. and Hangsheng Duonisi Shenzhen Smart Technology Co., Ltd.

Dongguan Jiasheng Enterprise Co., Ltd. (“Jiasheng”) and Hangsheng Duonisi Shenzhen Smart Technology Co., Ltd. (“Hangsheng”) entered into this Agreement for a long-term strategic cooperation on pets smart wearables and other possible projects in the field.

Mr. Minliang Gong from Jiasheng and Mr. Shisheng Chen from Hangsheng will coordinate to provide materials, cooperation plans and other related matters and to ensure all issues if any are solved promptly.

The Agreement shall not change each party’s independence and its responsibility of external operations. The management team from each party shall meet periodically for communications. The parties agree on the confidentiality of the Agreement.

If the Agreement terminates with mutual consent due to any force majeure and unforeseeable factors, no party shall bear an legal liability.

Any specific cooperation matters will be further clarified by establishing a specific contract for each matter.

The Agreement is made in two copies with equal legal validity.

/seal/ Dongguan Jiasheng Enterprise Co., Ltd.

/seal/ Hangsheng Duonisi Shenzhen Smart Technology Co., Ltd.